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                                                                    Exhibit 3(b)

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               MERCK & CO., INC.
                   ----------------------------------------
                    (for use by domestic corporations only)



TO:  The Secretary of State
     State of New Jersey


Pursuant to the provisions of Section 14A:7-15, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:



1.   The name of the corporation is Merck & Co., Inc.


2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on the 24th day of November 1998:


          RESOLVED, that the first paragraph of Article IV of the Certificate of Incorporation be amended in its entirety to read as follows:


               "The amount of the total authorized capital stock of the Corporation shall be 5,410,000,000 shares consisting of 5,400,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, without par value, issuable in one or more series."


3. The amendment to the Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

4. The class of shares subject to the division is the corporation's common stock, the number of shares subject to the division is 1,483,925,990 and the number of shares into which they will be divided is 2,967,851,980.

5.   The division of the shares is to become effective on February 16, 1999.
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6.   The effective date of this Amendment to the Certificate of Incorporation shall be January 25, 1999.


Dated this 13th  day of January, 1999.



                                 MERCK & CO., INC.



                                  By:  /s/ Celia A. Colbert
                                     ---------------------------
                                           Celia A. Colbert
                                           Vice President, Secretary &
                                           Assistant General Counsel


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